U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed  pursuant to Section  16(a) of the  Securities  Exchange  Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

Harvard                              Scott                  C.
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   (Last)                           (First)             (Middle)

P.O. Box 920
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                                    (Street)

Onley                               Virginia            23418
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol


Shore Financial Corporation (SHBK)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


###-##-####
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4.   Statement for Month/Day/Year


December 23, 2002
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5.   If Amendment, Date of Original (Month/Year)

N/A
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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

President/Chief Executive Officer
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7. Individual or Joint/Group Filing (Check applicable line)

     [X] Form filed by one Reporting Person [_] Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                 6.
                                                 4.                              5.             Owner-
                                                  Securities Acquired (A) or      Amount of      ship
                                    3.            Disposed of (D)                 Securities     Form:     7.
                                     Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                       2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                      Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security       Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)              (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

Common Stock             12/23/02               D     300          G     Gift        42,134          D          N/A
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                                                                                      2,680          I      Spouse &
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                                                                                                            Custodian
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
*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                10.
                                                                                                       9.         Owner-
                                                                                                        Number    ship
                                                                                                        of        Form
                2.                                                                                      Deriv-    of
                 Conver-                   5.                              7.                           ative     Deriv-   11.
                 sion                       Number of                       Title and Amount            Secur-    ative      Nature
                 or                         Derivative    6.                of Underlying     8.        ities     Secur-     of
                 Exer-             4.       Securities     Date             Securities         Price    Bene-     ity:       In-
                 cise     3.       Trans-   Acquired (A)   Exercisable and  (Instr. 3 and 4)   of       ficially  Direct     direct
                 Price     Trans-  action   or Disposed    Expiration Date  ----------------   Deriv-   Owned     (D) or     Bene-
1.               of        action  Code     of(D)          (Month/Day/Year)           Amount   ative    at End    In-        ficial
Title of         Deriv-    Date    (Instr.  (Instr. 3,     ----------------           or       Secur-   of        direct     Owner-
Derivative       ative     (Month/ 8)       4 and 5)       Date     Expira-           Number   ity      Month     (I)        ship
Security         Secur-    Day/    ------   ------------   Exer-    tion              of       (Instr.  (Instr.   (Instr.    (Instr.
(Instr. 3)       ity       Year)   Code V    (A)   (D)     cisable  Date    Title     Shares   5)       4)        4)         4)
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

Stock Options    $ 8.25      N/A      N/A         N/A      08/15/97 08/15/07 Common stock 5,000  $ 8.25              D        N/A
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Stock Options    $10.00      N/A      N/A         N/A      10/01/98 10/01/08 Common stock 6,000  $10.00              D        N/A
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Stock Options    $ 7.88      N/A      N/A         N/A      03/01/00 03/01/10 Common stock 6,000  $ 7.88              D        N/A
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Stock Options    $ 8.00      N/A      N/A         N/A      05/31/01 05/31/11 Common stock 8,000  $ 8.00              D        N/A
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Stock Options    $ 9.62      N/A      N/A         N/A      03/01/02 03/01/12 Common stock 8,000  $ 9.62    33,000    D        N/A
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
Explanation of Responses:
Table II discloses remaining unexercised stock options as of the end of the reporting period.

/s/ Scott C. Harvard                                      December 23, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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